Exhibit 10.8

Exhibit A

Amended Non-Employee Director Policy

SYNLOGIC, INC.

AMENDED & RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Synlogic, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended & Restated Non-Employee Director Compensation Program (this “Program”), which is being adopted pursuant to the Board’s resolutions on March 19, 2026. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. This Program shall become effective on March 19, 2026 (the “Effective Date”).

1.
Cash Compensation.

(a)
Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.

(b)
Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:
(i)
Chairman of the Board. A Non-Employee Director serving as Chairman of the Board shall receive an additional annual retainer of $30,000 for such service.

(ii)
Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
(c)
Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.
Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2025 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be evidenced by the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan.

(a) Restricted Stock Awards. Each Non-Employee Director shall be automatically granted, on the date of the annual meeting of the Company’s stockholders or such other date as may be determined by the Board (the “Grant Date”), an award of 15,000 shares of restricted stock (the “Awards”) under the Equity Plan in consideration of the Non-Employee Director’s past and/or continued employment with or service to the Company, and for other good and valuable consideration.

(b) Terms of Awards Granted to Non-Employee Directors.

(i) Vesting. Each Award shall vest and become exercisable on December 15 of the year in which the grant is made, subject to the Non-Employee Director continuing to provide services to the Company through each such vesting date. Each Award shall vest and become exercisable in full, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date.

(ii) Change in Control Acceleration. All of a Non-Employee Director’s Awards, and any other stock options or other equity-based awards outstanding and held by the Non-Employee Director, shall vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares subject thereto immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

2. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.